Exhibit 99.1

CANTOR FITZGERALD INCOME TRUST, INC.

Dear Shareholders,

Thank you for your continued support of Cantor Fitzgerald Income Trust, Inc. (“CF Income Trust” or the “Company”). As part of our commitment to maintaining transparent and open communication, we want to provide an update on the current U.S. commercial real estate market and the impact of recent interest rate volatility on asset valuations and the Company’s performance.

The Federal Reserve’s recent rate hiking cycle to combat inflation has resulted in lower commercial real estate (“CRE”) asset valuations. Real estate is an interest rate sensitive asset class. As borrowing costs have increased, real estate values have generally declined. According to Green Street’s Commercial Property Price Index, U.S. unlevered property values declined 6% over the three-month period, and 10% over the twelve-month period, ending October 31, 2023.

CF Income Trust and other non-traded REITs typically rely upon appraisals to determine their net asset value (“NAV”). CF Income Trust’s valuation process involves each CRE asset being appraised at least once per year, subject to the discretion of the Company’s manager and board of directors. While this process is largely efficient in periods of relative stability, abrupt market changes can result in unintended dislocations in pricing.

With this as a backdrop, the Company engaged its valuation agent to provide an appraised market value of all but two of the Company's consolidated real estate assets as of November 30, 2023 (the remaining two assets were appraised within the last 60 days and, as such, an updated appraisal was not commissioned). This has resulted in a Class I Share NAV on November 30, 2023, of $22.32 per share vs. $24.26 on October 31, 2023. This updated valuation was disclosed in a prospectus supplement filed on December 19th and will be reflected in fourth quarter shareholder statements, which are anticipated to be delivered in late January. As long-term CF Income Trust investors may recall, in a period of substantial dislocation at the on-set of COVID-19, the entire portfolio was proactively revalued in a single period. The objective then, as now, is to minimize or eliminate valuation disparities such that shareholders are transacting based on prices that reflect the most current information feasible.

We believe that the primary driver of the decline is an increase in the capitalization rates (“Cap Rates”) used to value CRE. Cap Rates tend to be correlated with interest rates. As interest rates have risen, so have Cap Rates, resulting in lower CRE valuations. However, the Company’s same store annualized rental income, adjusted for the Company’s ownership interest, increased by 4.9% from the twelve-month period ending September 30, 2022, to the twelve-month period ending September 30, 2023. While unrealized investment declines are not desired, this is the reality of the current CRE market.

Of note, the annualized gross distribution of $1.55 per share remains unchanged, resulting in an annualized distribution rate of 6.94%1 for the Class I shares based on the November 30th NAV. As indicated in previous tax reporting on IRS Forms 1099-DIV, none of the distributions that we paid in 2021 or 2022 were taxable to shareholders as ordinary income with such amounts generally being treated as a return of capital for tax purposes. We expect that the Forms 1099-DIV issuable with respect to 2023 will similarly reflect that a significant portion of our distributions in 2023 were not taxable to shareholders as ordinary income.

As we look forward, we believe the Company’s diversified portfolio of high quality, income-producing commercial real estate is well positioned for long-term value creation. Highlighting a few items:

Exhibit 99.1

•
Conservative Leverage - CF Income Trust’s net debt to total capitalization is 48.6%2. The Company has no property level debt maturing until 2027 (2.2% of outstanding debt) and 79% of the Company’s property level debt is fixed rate3. The company’s credit facility has two one-year extensions until July 2026. As such, we are pleased to have no significant refinancing needs in the current higher rate environment.

•
Portfolio Construction - CF Income Trust’s portfolio primarily consists of core, stabilized, income producing properties. Approximately, two-thirds4 of the portfolio consists of single-tenant, net-leased properties (“Net Lease”), whereby operating costs (including maintenance, utilities, insurance, and property taxes) are paid by the tenant. Our Net Lease properties have 7.2 years of weighted-average remaining lease duration with contractual rental escalations resulting in a weighted-average annual increase of 1.9%5. As such, CF Income Trust’s Net Lease assets have been relatively insulated from recent inflationary expense pressures while benefiting from contractual rent increases. The remaining portfolio primarily consists of Class A, well-located multifamily properties. We continue to believe the multifamily sector is well positioned as the sector benefits from U.S. population growth and the increasing cost of home ownership.

•
Attractive Investment Opportunities – We believe the current economic environment is creating attractive investment opportunities. For example, the Company recently made two investments in investment-grade CMBS at a weighted-average yield to maturity of 13%. We continue to review attractive investment opportunities consistent with our investment strategy.

We believe the Company is well positioned as we move into 2024 and in our ability to create shareholder value within the current commercial real estate cycle.

Please contact 855-9-CANTOR or cfsupport@cantor.com with any questions. Stay up to date by visiting www.cfincometrust.com.

Sincerely,

Cantor Fitzgerald Income Advisors, LLC

Exhibit 99.1

Forward-Looking Statements

This letter contains forward-looking statements about our business, including, in particular, statements about our plans, strategies and objectives. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. You should not rely on these forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties, and other unpredictable factors, many of which are beyond our control. Our actual results, performance and achievements may be materially different from that expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements, and we undertake no duty to update any forward-looking statements.

1 Annualized net distribution is based off the most recent declared distribution and assumes the daily rate derived from the most recently declared distribution per share per month is maintained for one year, less any applicable distribution fees. The rate shown is the annualized amount divided by the most recent available monthly net asset value. There is no guarantee of distributions. In the period from June 30, 2023, through September 30, 2023, 100% of distributions were funded from cash flows from operations.

2 Net debt is as of September 30, 2023, and is calculated as loans payable less cash. Capitalization represents investments in real estate and real estate-related assets as of September 30, 2023. Calculated on a consolidated basis.

3 As of November 30, 2023, and calculated based on principal amounts, adjusted for the Company’s respective ownership interests. Floating rate debt includes the mortgage note secured by the Keller Springs Crossing asset (the “Keller Debt”), which is capped through March 2024. Including the Keller Debt in fixed rate debt would result in a 100% figure.

4 Calculated based on each asset’s fair value used in determining our NAV as of November 30, 2023.

5 Calculated as the average annual increase of the Company’s aggregate rental income through 2026 for the GR Property, FM Property, CO Property, Lewisville Property, the DST Properties, Buchanan Property, Madison Ave Property, Valencia Property, De Anza Property, Fisher Road Property, ON3 Property, and Mount Comfort Land (as defined in our Form 10-Q, filed November 11, 2023).